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                                                                Exhibit 99(a)(6)

To All Americas Ariba Employees,

By popular demand, two additional teleconferences have been scheduled to provide employees with information regarding Ariba's Stock Option Exchange program. The additional teleconference meetings will be held as follows:

* Thursday, 22 February 2001, 10 - 11am (PST)
* Tuesday, 27 February 2001, 11 - Noon (PST)

Dial-in Information:
Conference ID: [lists ID number]
US Dial-in: [lists phone number]
International Dial In: [lists phone number]
For your convenience, the complete schedule of communication schedules is summarized below. I strongly encourage you to attend one of these sessions, if you haven't already done so. Most of the remaining sessions will be completed by the end of this week.

If you have any questions, please contact Donna Hammer or Monica Volta of Stock Programs, or your Human Resources Consultant.

Best regards,
Dave

Employee Stock Option Exchange Communication Sessions

[lists office, location, date, time, room and phone information for sessions]